Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS 2Q08 EARNINGS GROWTH OF 22.7% TO $0.79 PER SHARE
– 14.6% Revenue Growth; Record Operating Margin of 15.4%; 21.3% Backlog Growth to $3 Billion –

Princeton, New Jersey, July 30, 2008 – Covance Inc. (NYSE: CVD) today reported earnings for its second quarter ended June 30, 2008 of $0.80 per diluted share, inclusive of an additional $0.01 per share gain from the sale of its centralized ECG business in 2007.  Excluding the gain on sale, earnings were $0.79 per diluted share, representing 22.7% year-over-year EPS growth.

“In the second quarter Covance continued to capitalize on favorable market dynamics and delivered a strong, broad-based financial performance, including net revenue growth of 14.6% and record operating margin of 15.4%,” said Joe Herring, Chairman and Chief Executive Officer.  “Early Development revenues grew 5.5% sequentially and operating margins increased 40 basis points from last quarter to 25.4% as new toxicology space started coming online and several Phase I projects that were delayed out of the first quarter were initiated. In Late-Stage Development, central laboratory and clinical development drove robust segment results, including year-over-year revenue growth of 17.8% and exceptional operating margins of 19.2%.

“Record net orders of $611 million, representing a book-to-bill ratio of 1.4:1, drove our backlog up 21.3% year-on-year to $3 billion.  Included in the second quarter orders were two Phase III wins totaling $70 million from the top-ten pharmaceutical company which awarded us a primary provider relationship earlier this quarter, as well as the previously announced $66 million dedicated toxicology capacity agreement.  In addition, central laboratories also received record new business awards by a wide margin in the quarter.  Given the strong market demand, we have continued confidence in our ability to deliver 20% annual growth in EPS to $3.18 per diluted share in 2008 (excluding the gain on sale from both periods) while continuing to invest for long-term growth.”

Consolidated Results

($ in millions except EPS)	2Q08	2Q07	Change	1H08	1H07	Change
Total Revenues	$461.8	$404.1		$895.9	$781.1
Less: Reimbursable Out-of-Pockets	$24.9	$23.0		$46.5	$41.6
Net Revenues	$436.9	$381.1	14.6%	$849.4	$739.5	14.9%
Operating Income	$67.5	$55.5	21.5%	$130.2	$107.6	21.0%
Operating Margin %	15.4%	14.6%		15.3%	14.5%
Net Income	$50.9	$41.5	22.6%	$100.0	$80.4	24.3%
Diluted EPS	$0.80	$0.64	24.2%	$1.56	$1.24	25.7%

Gain on Sale, net of tax	$0.6	—		$2.6	—
Net Income Excluding Gain on Sale	$50.3	$41.5	21.1%	$97.4	$80.4	21.2%
Diluted EPS Excluding Gain on Sale	$0.79	$0.64	22.7%	$1.52	$1.24	22.5%

Operating Segment Results

Early Development

($ in millions)	2Q08	2Q07	Change	1H08	1H07	Change
Net Revenues	$213.1	$191.1	11.5%	$415.2	$370.3	12.1%
Operating Income	$54.2	$49.0	10.7%	$104.8	$92.7	13.1%
Margin %	25.4%	25.6%		25.2%	25.0%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the second quarter of 2008 grew 11.5% year-over-year to $213.1 million, compared to $191.1 million in the second quarter of 2007 and $202.0 million last quarter.  Year-over-year revenue growth was led by toxicology and chemistry services. The strong sequential growth of 5.5% was driven by an increase in study starts in clinical pharmacology and the addition of new capacity in North America toxicology.

Operating income for the second quarter of 2008 increased 10.7% year-over-year to $54.2 million, compared to $49.0 million in the second quarter of last year and $50.6 million last quarter.  Operating margins for the second quarter of 2008 were 25.4% compared to 25.6% in the second quarter of 2007 and 25.0% last quarter.  We expect expansion in Early Development operating margin in 2008 on a full-year basis.

Late-Stage Development

($ in millions)	2Q08	2Q07	Change	1H08	1H07	Change
Net Revenues	$223.8	$190.0	17.8%	$434.2	$369.1	17.6%
Operating Income	$43.0	$31.9	34.8%	$81.9	$61.1	34.0%
Margin %	19.2%	16.8%		18.9%	16.6%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the second quarter of 2008 grew a strong 17.8% to $223.8 million compared to $190.0 million in the second quarter of 2007. Excluding the impact of the sale of our ECG business, which was divested in November 2007 but remains in the comparison year, Late-Stage Development revenue growth was 21.6%.  Growth was again led by outstanding performances in central laboratory (which delivered revenue growth of nearly 30% in the quarter on an increase in kit volumes and a strengthening of the Swiss franc) and clinical development.

Operating income for the second quarter of 2008 was $43.0 million compared to $31.9 million in the second quarter of the prior year.  Operating margins for the second quarter of 2008 increased substantially to a record 19.2% from 16.8% in the second quarter of 2007 and 18.5% last quarter on the strong performances in central labs and clinical development. We expect operating margin expansion in Late-Stage Development in 2008 on a full-year basis.

Corporate Information

The Company’s backlog at June 30, 2008 grew 21.3% year-over-year to $3.01 billion compared to $2.48 billion at June 30, 2007.  Sequential backlog growth of 5.2% was driven by robust second quarter net orders of $611 million.

Corporate expenses totaled $29.8 million in the second quarter of 2008 compared to $26.7 million last quarter and $25.4 million in the second quarter of last year.  We continue to expect corporate expenses to average approximately 6.5% of revenue as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at June 30, 2008 were $196 million compared to $233 million at March 31, 2008 and $208 million at June 30, 2007.  At June 30, 2008, short-term debt totaled $35 million.

Free cash flow for the second quarter was negative $31 million, consisting of operating cash flow of $50 million less capital expenditures of $81 million.  Free cash flow year-to-date was negative $57 million, consisting of operating cash flow of $86 million and capital expenditures of $143 million.  We now expect full-year 2008 capital spending to be approximately $265 million, including significant expenditures for the new Arizona preclinical facility and investments in information technology infrastructure, and free cash flow to be approximately $25 million.

Net Days Sales Outstanding (DSO) were 39 days at June 30, 2008 compared to 39 days at March 31, 2008 and 46 days at June 30, 2007.

The effective tax rate in the second quarter was 28.9%, down from the 29.9% rate last quarter (or 28.8%, down from the 29.6% rate last quarter, after excluding the impact of the gain on sale in both periods), due to a favorable tax resolution.  We expect that the effective tax rate will be in the 29.5% range in the back half of 2008.

The Company’s investor conference call will be webcast on July 31 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.5 billion, global operations in more than 20 countries, and more than 9,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the consummation of the joint venture with Wuxi PharmaTech,  the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30			Six Months Ended June 30
	2008		2007	2008		2007

Net revenues	$436,912		$381,145	$849,344		$739,464
Reimbursable out-of-pockets	24,911		23,029	46,516		41,649
Total revenues	461,823		404,174	895,860		781,113

Costs and expenses:
Cost of revenue	286,884		251,078	560,214		485,457
Reimbursed out-of-pocket expenses	24,911		23,029	46,516		41,649
Selling, general and administrative	65,242		58,092	124,259		113,883
Depreciation and amortization	17,331		16,457	34,679		32,568
Total costs and expenses	394,368		348,656	765,668		673,557

Income from operations	67,455		55,518	130,192		107,556

Other (income) expense, net:
Interest income, net	(1,501)		(1,993)	(4,097)		(4,473)
Foreign exchange transaction (gain) loss, net	(481)		(103)	(1,546)		46
Gain on sale of business	(949)		—	(3,927)		—
Other income, net	(2,931	)(a)	(2,096)	(9,570	)(b)	(4,427)

Income before taxes and equity investee earnings	70,386	(a)	57,614	139,762	(b)	111,983

Taxes on income	20,330	(a)	16,816	41,053	(b)	32,857

Equity investee earnings	817		714	1,266		1,280

Net income	$50,873	(a)	$41,512	$99,975	(b)	$80,406

Basic earnings per share	$0.81	(a)	$0.65	$1.59	(b)	$1.26

Weighted average shares outstanding - basic	62,825,444		63,598,821	63,069,018		63,722,266

Diluted earnings per share	$0.80	(a)	$0.64	$1.56	(b)	$1.24

Weighted average shares outstanding - diluted	63,756,789		64,628,294	64,058,649		64,745,006

(a)	Includes the impact of a $949 gain on sale of Cardiac Safety Services ($617 net of tax) during the second quarter of 2008.

(b)	Includes the impact of a $3,927 gain on sale of Cardiac Safety Services ($2,553 net of tax) during the first six months of 2008.

Excluding the impact of the gain on sale of business in 2008:

Income before taxes and equity investee earnings	$69,437	n/a	$135,835	n/a

Taxes on income	$19,998	n/a	$39,679	n/a

Net income	$50,256	n/a	$97,422	n/a

Basic earnings per share	$0.80	n/a	$1.54	n/a

Diluted earnings per share	$0.79	n/a	$1.52	n/a

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2008 and DECEMBER 31, 2007

(Dollars in thousands)

	June 30	December 31
	2008	2007
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$195,655	$319,485
Accounts receivable, net	224,432	217,657
Unbilled services	106,749	88,835
Inventory	61,332	54,788
Deferred income taxes	8,796	7,825
Prepaid expenses and other current assets	88,509	81,467
Total Current Assets	685,473	770,057

Property and equipment, net	760,634	646,040
Goodwill, net	105,486	105,486
Other assets	38,946	38,602

Total Assets	$1,590,539	$1,560,185

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,740	$32,252
Accrued payroll and benefits	75,105	95,313
Accrued expenses and other current liabilities	74,332	66,838
Unearned revenue	143,928	144,870
Short-term debt	35,000	—
Income taxes payable	20,267	18,887
Total Current Liabilities	375,372	358,160

Deferred income taxes	31,256	32,562
Other liabilities	59,353	59,275
Total Liabilities	465,981	449,997

Stockholders’ Equity:
Common stock	751	746
Paid-in capital	521,167	492,373
Retained earnings	1,033,081	933,106
Other Comprehensive Income:
Cumulative translation adjustment	61,351	45,328
FAS 158 adjustment	(21,174)	(21,174)
Treasury stock	(470,618)	(340,191)
Total Stockholders’ Equity	1,124,558	1,110,188

Total Liabilities and Stockholders’ Equity	$1,590,539	$1,560,185

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2008	2007
Cash flows from operating activities:
Net income	$99,975	$80,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,679	32,568
Non-cash compensation expense associated with employee benefit and stock compensation plans	12,540	15,817
Deferred income tax (benefit) provision	(2,277)	(1,802)
Gain on sale of business	(3,927)	—
Loss (gain) on sale of property and equipment	253	(1,714)
Equity investee earnings	(1,266)	(1,280)
Changes in operating assets and liabilities:
Accounts receivable	(6,775)	(14,854)
Unbilled services	(17,914)	(14,557)
Inventory	(6,544)	(1,955)
Accounts payable	(5,512)	(3,402)
Accrued liabilities	(12,331)	(2,982)
Unearned revenue	(942)	24,671
Income taxes payable	2,565	(6,143)
Other assets and liabilities, net	(6,676)	(12,909)
Net cash provided by operating activities	85,848	91,864

Cash flows from investing activities:
Capital expenditures	(143,163)	(61,840)
Proceeds from sale of business	3,927	—
Other, net	96	85
Net cash used in investing activities	(139,140)	(61,755)

Cash flows from financing activities:
Net borrowings under revolving credit facility	35,000	—
Stock issued under employee stock purchase and option plans	14,691	19,553
Purchase of treasury stock	(130,427)	(61,425)
Net cash used in financing activities	(80,736)	(41,872)

Effect of exchange rate changes on cash	10,198	(39)

Net change in cash and cash equivalents	(123,830)	(11,802)

Cash and cash equivalents, beginning of period	319,485	219,810

Cash and cash equivalents, end of period	$195,655	$208,008